UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10003 Woodloch Forest Drive The Woodlands, TX	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

_________________________________________________
  (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 8, 2013, the Company, together with its subsidiaries, entered into the Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with MidCap Financial, LLC, as Administrative Agent and as a lender, and additional lenders from time to time party thereto. The Restated Credit Agreement amends and restates in its entirety the Credit and Guaranty Agreement (the “Original Credit Agreement”) that the Company and its subsidiaries entered into, effective December 31, 2012, with MidCap Funding V, LLC, as Administrative Agent and as a lender, and certain additional parties thereto.

The Restated Credit Agreement provides for a term loan of $10 million and a revolving loan commitment of $20 million. In connection with the entry into the Restated Credit Agreement, the Company prepaid approximately $12 million of the term loan that had been previously outstanding under the Original Credit Agreement. Under the Restated Credit Agreement, the Company’s borrowing base on the revolving loan commitment is equal to (A) 85% of eligible accounts, plus (B) 50% of eligible inventory, minus (C) certain reserves and/or adjustments, subject to certain conditions and limitations. Notwithstanding the foregoing, the Restated Credit Agreement provides for an advance of up to $3 million in excess of the Company’s borrowing base until June 5, 2013, at which time all excess amounts, if any, will become due and payable. As of May 8, 2013, the outstanding balance under the term loan was $10.0 million and the outstanding balance under the revolver was $19.5 million.

Unlike the Original Credit Agreement, the Restated Credit Agreement does not include covenants limiting capital expenditures or requiring the Company to maintain a fixed charge coverage ratio and leverage ratio, but rather contains covenants requiring the Company to maintain a minimum amount of EBITDA and net invoiced revenues. Similar to the Original Credit Agreement, the Restated Credit Agreement includes customary covenants for a secured credit facility, which include, among other things, (a) restrictions on (i) the incurrence of indebtedness, (ii) the creation of or existence of liens, (iii) the incurrence or existence of contingent obligations, (iv) making certain dividends or other distributions, (v) certain consolidations, mergers or sales of assets and (vi) purchases of assets, investments and acquisitions; and (b) requirements to deliver financial statements, reports and notices to the Administrative Agent and other lenders, provided that, the restrictions described in (a)(i)-(vi) above are subject to certain exceptions and permissions limited in scope and dollar value. The Restated Credit Agreement also contains customary representations and warranties and event of default provisions for a secured credit facility.

The loans under this facility will bear interest at a rate equal to the sum of the LIBOR rate plus an applicable margin of 7.50% per annum. Pursuant to the Restated Credit Agreement, the Company has agreed to pay certain customary fees to the Administrative Agent and lenders.

Under the Restated Credit Agreement, the Company is required to make monthly repayments on the term loan beginning on November 7, 2013 and ending on May 7, 2016, when all remaining principal is due and payable. The revolving loan will be paid based on the Company’s cash receipts, with all principal due and payable on May 7, 2016. In addition, the Company is able to voluntarily repay outstanding amounts under the revolving loan commitment at any time, subject to certain prepayment penalties.

As with the Original Credit Agreement, the obligations under the Restated Credit Agreement are secured by a first priority perfected security interest in substantially all of the assets of the Company and its subsidiaries, subject to certain permitted liens.

The description set forth above is qualified in its entirety by reference to the Restated Credit Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description

10.1
Amended and Restated Credit Agreement dated as of May 8, 2013 by and among Pernix Therapeutics Holdings, Inc., together with its subsidiaries, MidCap Financial, LLC, as Administrative Agent and as lender, and additional lenders from time to time party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: May 10, 2013	By:	/s/ Michael C. Pearce
Michael C. Pearce
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Amended and Restated Credit Agreement dated as of May 8, 2013 by and among Pernix Therapeutics Holdings, Inc., together with its subsidiaries, MidCap Financial, LLC, as Administrative Agent and as lender, and additional lenders from time to time party thereto